News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE PROVIDES MORE DEFINITIVE 2008 GUIDANCE
WITHIN COMPANY’S PREVIOUSLY ANNOUNCED RANGE

Long Beach, California (January 21, 2009) – Molina Healthcare, Inc. (NYSE: MOH) today announced that, based on its preliminary year-end analysis, it is narrowing its guidance range for fiscal year 2008 and now expects to report earnings per diluted share of $2.22 to $2.28, an increase from 2007 earnings per diluted share of $2.05.  The new guidance range is within the Company’s previous expectation for 2008 results, provided on October 22, 2008, of earnings per diluted share of $2.20 to $2.40.  The Company’s projected 2008 results are based on an effective tax rate of approximately 40% and total shares outstanding of approximately 27.8 million.

For fiscal year 2008, the Company expects net income in the range of $61.7 million to $63.4 million on approximately $3 billion in premium revenues, with a year-end consolidated medical care ratio of approximately 85%.  Core G&A expenses (G&A expenses less premium taxes) are expected to be approximately 8% of revenue.  The Company expects earnings before interest expense, income tax, depreciation and amortization (EBITDA) to be between $145 million and $148 million (see Note below), and aggregate membership at December 31, 2008 to be approximately 1.26 million enrollees.

For the fourth quarter of 2008, the Company expects to report a decline in its days in medical claims and benefits payable from 44 days to approximately 41 days.  Cash provided by operating activities is expected to be positive in both the fourth quarter and year ended December 31, 2008.

Securities Repurchase Program
The Company also announced that its Board of Directors has authorized the repurchase of up to $25 million in aggregate of either the Company’s common stock or its 3.75% convertible senior notes due 2014.  The repurchase program will be funded with working capital, and repurchases may be made from time to time on the open market or through privately negotiated transactions.  The repurchase program extends through June 30, 2009, but the Company reserves the right to suspend or discontinue the program at any time.

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MOH Provides More Definitive 2008 Guidance
   Within Company’s Previously Announced Range

January 21, 2009

Investor Day Presentation
The Company will provide a live online webcast of its Investor Day presentation at Le Parker Meridien Hotel in New York City on Thursday, January 22, 2009, from 1:00 p.m. to 5:00 p.m. Eastern time.  The presentation will include discussions by management of the Company’s business strategy, market factors, and earnings guidance for fiscal year 2009, followed by a question and answer session.  A 30-day online replay of the presentation will be available approximately one hour following its conclusion.  A link to the Web simulcast and replay can be found on the Company’s website at www.molinahealthcare.com or at www.earnings.com.

2008 Earnings Call
Molina Healthcare also announced that it will report its final audited results for the fourth quarter and year ended December 31, 2008, after market close on Wednesday, February 11, 2009, followed by a conference call and audio webcast at 5:00 p.m. Eastern time. The number to call for the interactive conference call is 212-231-2928, and the webcast can be accessed at www.molinahealthcare.com or at www.earnings.com. A 30-day online replay of the call will be available approximately one hour following its conclusion.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s ten licensed health plan subsidiaries in California, Florida, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington serve approximately 1.26 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Cautionary Statement: The above forward-looking statements contain estimates of the Company’s financial results for the fourth quarter and year ended December 31, 2008.  The Company is continuing to review its 2008 financial and operating results, and actual results may differ materially from those contained herein.  Among the important factors that could cause actual results to vary are risks related to fourth quarter and year-end audit adjustments and the completion of the Company’s year-end audit.  All estimates and other forward-looking statements in this release represent our judgment as of the date of this release.

Note regarding EBITDA: The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes depreciation and amortization expense, interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in our industry.

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